Exhibit 23

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statements (File No. 333-58135, File No. 333-12257, File No. 333-12255, File No. 333-43047, File No. 333-31569, File No. 333-31571, File No. 333-26427, and File No. 333-103528) of Sinclair Broadcast Group, Inc. of our reports dated February 3, 2004 (except for Note 9, as to which the date is February 25, 2004), with respect to the consolidated financial statements and schedule of Sinclair Broadcast Group, Inc. included in the Form 10-K for the year ended December 31, 2003.

/s/ ERNST & YOUNG, LLP

Baltimore, Maryland
February 27, 2004